Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Commercial Credit Group Inc.:

We consent to the use of our report dated February 3, 2015, with respect to the consolidated balance sheets of Commercial Credit Group Inc. as of March 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Charlotte, NC

March 19, 2015